Exhibit 99.1

UNITED STATES DEPARTMENT OF COMMERCE Principal Deputy Assistant Secretary for Export Administration Washington, D.C. 20230

June 25, 2025

Mr. Greg Delong

Enterprise Products

1200 N Broadway Street

La Porte, TX 77571

Via email to: gndelong@eprod.com

Dear Mr. Delong:

The Bureau of Industry and Security (BIS), U.S. Department of Commerce, is charged with administering and enforcing the Export Administration Regulations (EAR) (15 C.F.R. Parts 730 – 774). On June 1, 2025, BIS issued a letter to Enterprise Products imposing a license requirement on the export, reexport, or transfer (in-country) of ethane – classified in the following Schedule B No. and description listed in the U.S. Census Bureau’s Schedule B: 2901.10.1010 (ethane, saturated) – where a party to the transaction is located in China, or is a Chinese ‘military end user,’ wherever located, pursuant to Section 744.21(b) of the EAR.

This letter authorizes Enterprise Products to load vessels with ethane, transport, and anchor in foreign ports, even if Enterprise Products intends to complete an export, reexport, or transfer (in-country) by delivering or off-loading such ethane to a party located in China, or that is a Chinese ‘military end user,’ wherever located. However, Enterprise Products may not complete such export, reexport, or transfer (in-country) to a party that is located in China, or that is a Chinese ‘military end user,’ wherever located, without further BIS authorization. Activities that require further BIS authorization include, but are not limited to, off-loading ethane at a port in China and delivering ethane to an intermediate consignee, ultimate consignee, or end user in China.

If you have any questions about this letter, please contact David Johnston at (202) 482-4875 or David.Johnston@bis.doc.gov.

Sincerely,

/s/ Kevin J. Kurland
Kevin J. Kurland
Acting Principal Deputy Assistant Secretary for
Export Administration